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                   NUVEEN MUNICIPAL MONEY MARKET FUND, INC.

                  Renewal of Investment Management Agreement
                  ------------------------------------------


This Agreement made this 5th day of June, 2001 by and between Nuveen Municipal Money Market Fund, Inc., a Maryland corporation (the "Fund"), and Nuveen Advisory Corp., a Delaware corporation (the "Adviser");

WHEREAS, the parties hereto are the contracting parties under that certain Investment Management Agreement (the "Agreement") pursuant to which the Adviser furnishes investment management and other services to the Fund; and

WHEREAS, the Agreement terminates August 1, 2000 unless continued in the manner required by the Investment Company Act of 1940; and

WHEREAS, the Board of Directors, at a meeting called for the purpose of reviewing the Agreement, have approved the Agreement and its continuance until July 1, 2002 in the manner required by the Investment Company Act of 1940.

NOW THEREFORE, in consideration of the mutual covenants contained in the Agreement the parties hereto do hereby continue the Agreement in effect until July 1, 2002 and ratify and confirm the Agreement in all respects.


                                        NUVEEN MUNICIPAL MONEY MARKET FUND, INC.


                                                By:  /s/ Gifford R. Zimmerman
                                                   ------------------------
                                                     Vice President
ATTEST:


    /s/ Virginia L. O'Neal
-----------------------------
    Assistant Secretary
                                                NUVEEN ADVISORY CORP.


                                                By:  /s/ Thomas C. Spalding
                                                   ----------------------
                                                     Vice President
ATTEST:


    /s/ Larry W. Martin
-----------------------------
    Assistant Secretary